FNCB REPORTS DIVIDEND

        The Board of Directors of First National Community Bancorp recently approved the payment of a second quarterly dividend of 14 cents per share. This payment, combined with the first quarter dividend, represents a 12% increase over the same period of last year after adjusting for the 100% stock dividend paid in January, 2003. The dividend is payable on June 13th to shareholders of record on June 2nd.

        The increased dividend was made possible by the continued financial success of the company’s wholly-owned subsidiary, First National Community Bank. Through April, net income increased over $356,000, or 13%, compared to the same period of last year. Total assets now exceed $760 million and the $26 million of asset growth since year end represents an 11% annualized growth rate.

        First National Community Bank conducts business from fourteen offices located throughout Lackawanna and Luzerne counties. A new office located at 330 West Broad Street in Hazleton is scheduled to open later this year.